#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS   RELEASE

NR08-09

October 22, 2008

Dorato Acquires 100% Interest in the Maravilla

and Lahaina Properties

Vancouver, British Columbia - Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt:D05) is pleased to announce that it has exercised its option to acquire a 100% interest in 18 mineral claims, comprising an aggregate of 14,500 hectares (the “Maravilla Property”) and a 100% interest in 17 mineral claims comprising an aggregate of 15,468 hectares (the “Lahaina Property”). The Company is completing all the formalities required by the Peruvian law in order to put into effect the transfer of the properties pursuant to option agreements entered into between Dorato and a Peruvian national previously announced on November 19, 2007.

The total consideration for the Maravilla Property was 1,250,000 common shares of Dorato (“Dorato Shares”) and US$300,000. Of this, 250,000 Dorato Shares and US$300,000 was previously paid and the remaining 1,000,000 Dorato Shares were issued on October 20, 2008.

The total consideration for the Lahaina Property was 3,400,000 Dorato Shares and US$270,000. Of this, 400,000 Dorato Shares and US$270,000 was previously paid and the remaining 3,000,000 Dorato Shares were issued on October 20, 2008.

The Dorato Shares issued on October 20, 2008 are subject to a statutory hold period expiring February 21, 2009.

About Dorato Resources Inc.

The Company is an exploration mining company focused on the highly prospective Cordillera del Condor Gold District in Peru. Recent exploration on the Ecuadorian side of the boarder has been highly successful and includes a number of gold and copper discoveries. Key features of the Dorato land package includes shared geology, structural setting, proximity, extensions of known trends and numerous placer gold occurrences. Dorato has acquired first mover status with its strategic land package and has successfully locked in a significant portion of this exciting emergent gold-copper district.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) “Anton J. Drescher,” President

For further information please contact:

Quentin Mai, Manager- Corporate Communications & Investor Relations

Email: qmai@doratoresources.com

Phone: 604-638-3694/ Fax: (604) 408-7499

The TSX Venture Exchange has in no way passed upon the merits of the transaction and has neither approved or disproved the contents of this press release.

Cautionary Statement

This press release contains statements that are “forward looking”. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking statements, By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking statements. Statements in this press release regarding Dorato’s business or proposed business, which are not historical facts, are “forward-looking” statements that involve risks and uncertainties, such as estimates and statements that describe Dorato’s future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.